Exhibit 10.31
EXECUTION VERSION
PROMOTIONAL RIGHTS AGREEMENT
This PROMOTIONAL RIGHTS AGREEMENT (this “Agreement”) is between MLB Advanced Media, L.P. (“MLBAM” or “Licensor”), on its own behalf and on behalf of Major League Baseball Properties, Inc. (“MLBP”), the Office of the Commissioner of Baseball (“BOC”), The MLB Network, LLC (“MLBN”) and the Major League Baseball Clubs (each a “Club,” and collectively, the “Clubs”), and the entity identified below (“Licensee”). Capitalized terms utilized herein are defined throughout.
WHEREAS, in connection with the Licensee Brand, Licensee desires to use for promotional purposes, and Licensor desires Licensee to use for promotional purposes, subject to Licensee’s completion of NSF Internationals’ Certified for Sport® certification for any of Licensee’s products in the Business Category (the “NSF Certified for Sport Certification”), certain Licensed Properties pursuant to the terms of this Agreement;
THEREFORE, the parties agree as follows, in all respects subject to the standard terms and conditions (the “Terms and Conditions”) attached as Exhibit A, which are made a part hereof.
A.Licensee: Charlotte’s Web, Inc.
B.Licensee Brand: The Licensee Brand shall be Charlotte’s Web and Charlotte’s Web Sport, and subject to Licensor’s prior written approval (not to be unreasonably withheld, conditioned or delayed), all other brands utilized by Licensee in the Business Category (as defined below) from time to time. The Licensee Brands may be represented by those trademarks, service marks and logos (“Marks”) of Licensee provided by Licensee to Licensor in connection with the Program and approved by Licensor “Licensee Marks” (as may be amended from time to time).
C.License Period: The License Period shall commence on October 11, 2022 (the “Effective Date”) and remain in full force and effect until December 31, 2025 (the “License Period”).
D.Territory: The Territory shall be the fifty states of the United States of America and the District of Columbia. Notwithstanding the foregoing, if a Jewel Event is held at the Toronto Blue Jays’ regular season home ballpark (“Blue Jays Park”) during the License Period, Licensee shall be entitled to exercise the marketing rights and benefits, and use the assets, identified in Section G, in Canada, during such Jewel Event, solely within Blue Jays Park; provided, however, that Licensee shall only be permitted to feature, make available, or include within such Blue Jays Park Licensee’s products in the Business Category in compliance with applicable law that have received NSF Certified for Sport Certification in accordance with applicable law.
For the purposes of this Agreement:
•“Club Pages” shall mean the Club-branded pages within the Portal and shall not include the MLB Pages.
•“Force Majeure Event” means, with respect to either party, an event or condition that is caused by facts and circumstances that are beyond the reasonable control of such party, which wholly or partially prevents or delays the performance of any of the duties, responsibilities, or obligations (except for the payment of money) of such party, including the enactment, imposition, or modification of any applicable law(s) that occurs after the Effective Date and that prohibits or materially impedes the performance of the obligations of the parties under this Agreement; compliance with any order or regulation of any governmental authority; war or war-like action (whether actual, pending, or expected and whether de jure or de facto); arrest or other restraint of government (civil or military); blockade or embargo; insurrection, civil disturbance, riot, or national emergency; epidemic, pandemic or national health emergency (other than any of the foregoing arising as a result of COVID-19); act of God, fire, landslide, lightning, earthquake, hurricane, storm, flood, drought, wash-out, or explosions; nuclear reaction or radiation or radioactive contamination; act of terrorism or sabotage; strike or other labor trouble (but excluding a Work Stoppage); failure of a utility provider; or interruption of or delay in transportation.
•“Interactive Media” shall mean the Internet as currently defined in the Communications Act of 1934, as amended, and any other networks commonly referred to as or part of the Internet.
[Certain information indicated by [***] has been excluded from this Exhibit 10.31 because it is not material.]

•“Jewel Event” shall mean the All-Star Game, the Home Run Derby, and each game of the Wild Card, Division Series, League Championship Series, and World Series.
•“MLB Pages” shall mean MLB-branded pages within the Portal and shall not include Club Pages.
•“Portal” shall mean the Club Pages and the MLB Pages located within that group of web site pages on the Internet controlled by Licensor.
E.Business Category: The Business Category shall include the following products, solely to the extent each such product has received NSF Certified for Sport Certification; provided, however, Licensee’s use of the Licensed Properties in connection with such products in the Business Category may be limited as set forth in this Agreement. For purposes of clarity, Licensee may not utilize the rights set forth in this Agreement in connection with products listed below that have not received NSF Certified for Sport Certification.
Cannabidiol (CBD) including the following CBD product lines:
•CBD Topicals
•CBD Sleep Aid
•CBD Oil Drops
•CBD Chewables / Gummies

During the License Period, the parties shall discuss the inclusion of certain of Licensee’s Canine CBD products and other potential products within the definition of the Business Category upon a mutually agreed upon third party’s review of said products, which in all cases shall be subject to Licensor’s approval.

F.Consideration:
1.MLB Rights Fee. Licensee shall pay to Licensor the annual payments set forth below in rights fees as consideration for the rights and exclusivities set forth in this Agreement (the “MLB Rights Fee”). The MLB Rights Fee for calendar year 2022 shall be due within thirty (30) days of the Effective Date. For the avoidance of doubt, all rights and exclusivities set forth in this Agreement are included in the MLB Rights Fees, unless explicitly stated otherwise. The MLB Rights Fee payments for 2023-2025 by Licensee shall be made as follows in accordance with Section XVIII “Payment Terms” of Exhibit A:
a.For calendar year 2023: four equal installments paid during each calendar quarter of 2023 on January 5, April 1, July 1, October 1
b.For calendar year 2024: two equal installments paid on January 5, 2024 and July 1, 2024
c.For calendar year 2025: two equal installments paid on January 5, 2025 and July 1, 2025

Year	MLB Rights Fee
2022	$500,000
2023	$8,000,000
2024	$10,000,000
2025	$12,000,000
Total	$30,500,000

Of the MLB Rights Fee paid by Licensee, Licensor will provide Licensee with $[* * *] USD (net) in media value based on Licensor’s standard rate card (the “Net Media Value Included in MLB Rights Fee”) during each calendar year from 2023-2025 to be fulfilled by MLBAM and/or MLBN pursuant to a mutually agreed upon Media Plan.
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

2.Revenue Share. At such time that the aggregate Gross Revenue (as defined below) from MLB Branded Licensee Products (as defined herein), reaches $18,000,000 USD, Licensee shall thereafter remit ten percent (10%) royalty on all Gross Revenue generated from MLB Branded Licensee Products (as defined herein) to Licensor (the “MLB Revenue Share”). For the avoidance of doubt, Licensee shall have no obligation to pay any royalty to Licensor in connection with the sale and/or distribution of any Licensee products and services other than the MLB Branded Licensee Products. Licensee shall remit the MLB Revenue Share to Licensor no later than forty five (45) days after the end of each calendar quarter in accordance with Section XVIII “Payment Terms” of Exhibit A. Licensee shall also submit to Licensor documentation sufficient to evidence the applicable Gross Revenue and MLB Revenue Share. For purposes of calculating the MLB Revenue Share, “Gross Revenue” shall be defined as all income received from the sale of MLB Branded Licensee Products prior to any deductions.
3.Equity Grant. In exchange for the rights grant to Licensee hereunder, Licensor shall receive, subject to the approval of, and/or terms or conditions imposed by, the Toronto Stock Exchange, that number of common shares in Licensee as is equal to four percent (4%) of the fully diluted outstanding common shares and proportional voting shares (calculated on the basis of post-conversion to common shares) outstanding at the close of business the day prior to the date of issue, of Charlotte’s Web Holdings, Inc., a British Columbia corporation. The definitive terms of such equity issuance shall be set forth in a separate Subscription Agreement to be entered into as of the Effective Date between Licensee and Licensor (the “Subscription Agreement”). In the event that the Subscription Shares (as defined in the Subscription Agreement) are not issued to Licensor pursuant to the terms of the Subscription Agreement within ninety (90) days of execution of this Agreement, Licensee shall be obligated to pay an additional [* * *] USD ($[* * *]) as part of the MLB Rights Fee during the License Period (the “Subscription Shares Credit Payment”). The Subscription Shares Credit Payment shall be paid in calendar year 2023 in four (4) equal installments of [* * *] USD ($[* * *]) each payment on the dates set forth in Section F.1.a above.
G.Promotional Rights Program (the “Program”): The Program shall consist of the following:
1.General. Subject to the terms, conditions and limitations set forth in this Agreement, Licensor grants to Licensee, and Licensee hereby accepts and agrees to exercise, the rights to use the Licensed Properties and to otherwise exploit the rights described herein, in the Territory during the License Period.
2.Exclusivities.
(a)MLB Designations: Licensor hereby authorizes Licensee to use, and shall not authorize any other third party promoting goods or services in the Business Category to use, the designations “Proud Partner of Major League Baseball”, “Official Partner of Major League Baseball” and “Official Partner of [each MLB Jewel Event]” in connection with such party’s promotion of the goods or services in the Business Category.
Further, Licensor hereby authorizes Licensee to use, and shall not authorize any other third party to use the designation “Official CBD of Major League Baseball”.
(b)Licensed Properties: Licensor shall not license or authorize to any third party promoting goods or services in the Business Category the right to: (i) use the Licensed Properties via Offline Media; (ii) use the Licensed Properties via Interactive Media; and (iii) operate, sponsor or promote any sweepstakes, contest, giveaway or other similar consumer promotion offering MLB assets as prizing (e.g. tickets, licensed merchandise, discounts for MLB.com Shop), in each of cases (i) – (iii), in connection with such third party’s promotion of goods or services in the Business Category.
(c)Canine CBD Products: Licensor shall not license or authorize to any third party promoting Canine CBD products the right to use the Licensed Properties to promote such Canine CBD products.
“Offline Media” shall mean any non-interactive mediums including, but not limited to, broadcast media, out-of-home, print, radio, point of sale, product packaging and Premiums.
3.Media Plan for Interactive Media.
(a)In furtherance of the Interactive Media and MLBN broadcast advertising to be published in accordance with this Agreement, the parties shall execute periodic media plans (each, and collectively, the “Media Plan”). Each Media Plan for Interactive Media advertising to be published shall be executed in a form insertion order (“Insertion Order”) subject to the IAB Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less v.3.0 (“IAB Terms”), as such terms are modified by this Agreement. For the
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

avoidance of doubt, in the event of any conflict between the terms of this Agreement and any Insertion Order, the terms of this Agreement shall control.
(b)An Insertion Order executed in furtherance of a Media Plan may include any of the following elements:
(i)Banner Ads. On dates, at frequencies and locations and of various sizes to be determined by Licensor, MLBAM shall deliver impressions of rotating banner advertisements on both of MLB Pages and Club Pages (subject to availability) (“Banner Ads”), the number, location and landing page of such Banner Ads to be specified in the Media Plan.
(ii)Email. Licensor shall distribute promotional email(s) to each email address for which users opted-in to receive such email from MLB.com as determined by Licensor. Such email shall be distributed on specified date(s) and linking to a mutually agreed location promoting the Program, as set forth in the Media Plan.
(iii)Commercials. Licensor shall deliver impressions of fifteen second (:15) “pre-roll” commercials and “mid-roll” commercials (if available) as determined by MLBAM on both of MLB Pages and Club Pages (subject to availability) to run before video highlights featured on the Portal, as set forth in the Media Plan.
(iv)Gameday video mid-roll. Licensor shall deliver gameday video mid-roll on the MLB Pages as determined by MLBAM.
(v)MLB Mobile Application Ads. Licensee shall deliver fixed Banner Ads to be published by Licensor via an MLB baseball-themed mobile application (e.g. MLB At Bat, MLB Ballpark), as set forth in the Media Plan.
(vi)Roadblock(s). On separate calendar day(s) of the Term, such day(s) to be mutually agreed upon by Licensor and Licensee, Licensor shall publish fixed advertisements of sizes and at locations to be determined by Licensor across the home page of the MLB Pages (both desktop and mobile). Such fixed advertisements shall promote the Program and shall be published in accordance with the Media Plan.
(vii)MLBAM and Club Controlled Social Media Locations. On dates and in a manner to be determined by Licensor, Licensee shall receive rights and benefits exercised via social media which promote the Program, subject to the Terms of Use and Privacy Policy of the applicable MLB and Club (subject to availability) social media platform and subject to any other rule, regulation or law, including the applicable MLB and Club social media policy then in effect. The number, frequency and timing of such posts shall be set forth in the Media Plan.
Licensee acknowledges that: (x) Licensor does not control advertising on or by or the policies or practices of Facebook, Twitter, Instagram or any other social media site where Licensor operates pages and posts content; (y) Licensor’s control of the applicable social media accounts described herein may be modified, limited or extinguished at any time by the entity in control of the social media site without prior notice; (z) Licensor cannot control or dictate content that may be placed on any Club’s or any of MLB’s official social media pages or accounts by operation of the social media site; and (iv) Licensor may elect to discontinue operating or maintaining any of its social media accounts or pages at any time, in its sole discretion and shall provide Licensee with (1) reasonable notice of the decision to discontinue such accounts, and (2) a make-good for the loss of the assets.
(viii)MLB.TV Video. Licensor shall deliver the following assets to Licensee in connection with the MLB.TV video product (or any successor product): (w) thirty second (:30) video mid roll, (x) accompanying unit, (y) mobile thirty second (:30) video mid-roll and (z) thirty second (:30) gameday video.
(ix)Data.
•Beginning in 2023, the parties agree to use reasonable efforts in working together to effectuate data sharing related to this Agreement. Pursuant to a mutually agreed upon Media Plan, Licensor may utilize its database in order for it to (x) target fans with Licensee advertising for higher quality and fewer wasted impressions; (y) predict fan behavior with statistical
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

analysis; and (z) create profiles to target Licensee customers. Licensee acknowledges that the sharing of any personally identifying data collected via the MLB Pages or Clubs Pages shall require end users to be presented with an opt in or other similar disclosure authorizing such data sharing with Licensee. Licensor acknowledges that the sharing of any personally identifying data collected via Licensee’s websites and other platforms shall require end users to be presented with an opt in or other similar disclosure authorizing such data sharing with Licensor. All end user data must be transferred encrypted via secure FTP or similar secure transfer mechanism reasonably acceptable to the parties.
•The parties will comply with all applicable privacy and data protection laws, the then-current MLB.com privacy policy or Licensee privacy policy, as applicable, and regulations established for the collection, storage, use and dissemination of personally identifiable information and the terms of their respective privacy statements.
4.Marketing Rights.
(a)Licensee Website; Licensee Brand Apps; Licensee Brand Social Media. Licensee shall have the non-exclusive, non-transferable, non-sublicenseable limited right and license to display the Licensed Properties in the following manner: (i) on Licensee’s premiere flagship website (“Licensee Website”), (ii) within any Licensee Brand focused downloadable software application of Licensee, (iii) on Licensee-controlled and Licensee Brand focused social media locations and platforms, including, but not limited to Facebook, Twitter and YouTube, and (iv) otherwise via Interactive Media. All uses shall be subject to the approval of Licensor as set forth in Exhibit A and shall be solely for the purpose of promoting the Program. The Licensed Properties shall function as a link to a location on the Portal as agreed by the parties with respect to each applicable use. The parties acknowledge and agree that in the event Advertiser (as defined in the IAB Terms) makes any use of Licensed Properties via YouTube or any other similar third-party platform, Licensor may claim (for copyright protection purposes) any Licensed Properties appearing at such location, in accordance with the applicable third party’s terms of use and other policies. Licensee acknowledges and agrees that in no event shall the Licensee Website be referred to as an official website of MLB or be presented to Licensee Website users in a manner which is likely to create the impression or actually creates the impression that such Licensee Website is associated with MLB.
(b)Offline. Licensee may use the Licensed Properties in Offline Media (including on Licensee’s packaging as expressly approved by Licensor and as further set forth in Section G.10 below), subject to Exhibit A, Section I.E.2.
(c)Players. Licensee may only utilize the name, likeness, image and endorsement of any then-active or retired MLB player with whom Licensee has reached an Agreement for use of such player’s name, image, likeness and endorsement, which shall be executed by Licensee and such current or former player, such agreement (a “Player Deal”). If and to the extent Licensee requires the rights or approval for use of any Club Marks in conjunction with any Player Deal, Licensor shall reasonably assist in the acquisition of such Club Marks.
(d)Portal Recognition. If and to the extent Licensor publishes a webpage or similar location wherein Licensor identifies its national sponsors, Licensee shall receive recognition in a manner and size commensurate to other similarly situated MLB sponsors, which may include a hyperlink to Licensee’s primary flagship website and/or the publication of a Licensee mark or logo.
5.Sweepstakes and Promotions. Licensee may conduct mutually agreed upon sweepstakes and promotions (all sweepstakes, contests and consumer promotions hereunder the “Sweepstakes”), subject to Licensee’s full compliance with applicable laws and the terms and conditions of this Agreement, utilizing the Licensed Properties, Premiums, or tickets to MLB games and events in the Territory and during the License Period.
6.Jewel Event Activation and Signage. Licensor shall recognize Licensee in LED ribbon board messages at each All-Star Week event or exhibition (including the All-Star Game, All-Star Sunday Exhibition (“ASE”), the Home Run Derby and Workout Day (“WOD”)) and each game of the Wild Card, Division Series, League Championship Series, and World Series, at least as frequently and in the same prominence as other comparable MLB national sponsors.
7.Electronic Video Insertion. Subject to the availability of the relevant technology, beginning in 2023, Licensee will receive, [* * *], electronic virtual signage (EVI) bearing the Licensee Brand to be featured during MLBN showcase games broadcast throughout the Regular Season:
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

(a)MLBN Batters Eye EVI: Licensee shall receive [* * *] of Batters Eye position EVI during each of [* * *] MLBN showcase games broadcast throughout the Regular Season.
(b)MLBN Pitcher’s Mound EVI: Licensee shall receive Home Plate position EVI for [* * *] during each of [* * *] MLBN showcase games broadcast throughout the Regular Season.
8.Hospitality.
(a)Tickets. Licensor shall provide to Licensee, free of charge, the following quantities of tickets to the following games played or events conducted during each calendar year of the License Period which Licensee may use for internal business purposes or in connection with Sweepstakes authorized hereunder, subject to approval as otherwise set forth in this Agreement, provided Licensee has the right to purchase additional tickets for games or events to which tickets are sold (including Regular Season game tickets) from Licensor at face value and subject to availability and pursuant to the terms and conditions of Licensor’s ticket policies with respect to MLB partners:

Event	Number of Tickets or Invitations
Wild Card Series	[* * *] Strips*
Division Series	[* * *] Strips*
League Championship Series	[* * *] Strips*
World Series	[* * *] Strips*
All-Star Game	[* * *] tickets
Play Ball Park	[* * *] tickets
All-Star Workout Day	[* * *] tickets
All-Star Sunday	[* * *] tickets

*A “Strip” shall consist of one ticket to each game of the applicable series.
“Regular Season” shall mean official Major League Baseball games other than Jewel Events.
(b)Unique Access. In each calendar year of the License Period, Licensee will be afforded the following rights to unique access, [* * *], for use for internal business purposes or in connection with consumer promotions authorized hereunder, subject to approval as otherwise set forth in this Agreement:
(i)[* * *];
(ii)[* * *]; and
(iii)[* * *].
(c)Hotel Accommodations. Licensor shall secure on Licensee’s behalf and at Licensee’s sole cost, a commercially reasonable number of hotel rooms (taking into consideration the number of tickets provided to Licensor) at preferred MLB rates and at the primary MLB hotel for each All-Star Week during the License Period upon notice to Licensor no later than the date communicated to Licensee each calendar year by Licensor.
9.Pass Through Rights. During the License Period, Licensee shall have the right to extend the rights granted herein with respect to the Licensed Properties to select and approved Licensee product retailers at which Licensee sells its products in the Business Category located in the Territory (“Licensee Retail Partners”) in order to develop custom marketing programs, in all cases subject to Licensor’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that Licensor shall withhold approval (and it shall be deemed reasonable to do so) in the event that such Licensee Retail Partner sells
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

any THC Product (as defined below) from any distribution or retail channel. As of the Effective Date, the Parties hereby acknowledge and agree that Vitamin Shoppe, GNC, Kroeger and Life Time Fitness are hereby approved as Licensee Retail Partners so long as each of those approved Licensee Retail Partners continues to operate in a manner consistent with operations today and does not fall out of good standing with Licensor (such examples of falling out of good standing being: selling counterfeit Licensor goods, distributing or making available any THC Product(s), or engaging in litigation against any MLB Entity). For purposes of this Agreement, “THC Product” means any hemp product that includes more than 0.3% of the psychoactive compound delta-9-tetrahydrocannabinol (THC) on a dry weight basis (or such different percentage if and to the extent the 2018 Farm Bill, PL 115-334 is amended).
Notwithstanding the foregoing, (i) such extension of rights to Licensee Retail Partners shall not constitute, or be construed as constituting, an assignment of Licensee’s rights or obligations pursuant to this Agreement; (ii) Licensee shall remain responsible for the performance of its obligations under this Agreement, such that Licensor shall have the right to enforce directly against Licensee or any of the pass through recipients the performance of any such obligation due from such pass through recipients; (iii) Licensee shall, at its own expense, assist Licensor in such enforcement; (iv) the pass through recipients shall not be third party beneficiaries of this Agreement and shall not be entitled to claim any right, compel any performance or maintain suit under this Agreement; (v) all materials used in connection with any rights exercised pursuant to this Agreement shall be subject to Licensor’s final approval and shall be designed and produced by Licensee or by Licensee’s pass through recipients pursuant to reasonable written guidelines set forth by Licensor; (vi) in all materials featuring the corporate identification of a pass through recipient the Licensee Brand shall be promoted more prominently than the names or marks of any pass through recipient and shall be the focus of the materials and a Licensee/Licensor Mark must be featured prominently; and (vii) Licensor reserves the right to reject any materials that are determined to have a reasonable likelihood of creating the impression in the minds of consumers that any pass through recipient not already having a relationship with Licensor, is a sponsor of Licensor. The pass-through rights granted to Licensee herein do not prevent Licensor from granting sponsorship rights to, or conducting sponsorship promotions with, any of Licensee’s marketing partners.
With respect to all advertising created pursuant to the rights set forth in this section, Licensee shall comply with the following guidelines, which may be amended or updated from time to time with reasonable prior notice to Licensee: (a) all Promotional Materials must include prominent use of “compliments of Charlotte’s Web” or “compliments of CW Sports” (or such other mutually agreed upon materially similar line) and must clearly be a Licensee-driven promotion/message; (b) all Promotional Materials must include prominent use of Composite Marks; (c) all Composite Marks must be at least fifty percent (50%) larger, in Licensor’s reasonable estimation, than the logos of any Licensee Retail Partner and are subject in each instance to the approval of Licensor in its sole discretion (including the depiction of all third party marks therein); (d) a qualifier (or credit line, as directed by Licensor) shall be required for any and all third party marks used in the creative materials (and Licensee shall be responsible for all Clearances associated therewith). Examples of such qualifiers include, but are not limited to, “available exclusively through” or available exclusively at”; (e) Licensee must notify Licensor of a reasonable estimation of the quantity and distribution of all such Promotional Materials; and (f) Licensee must provide a final version of all approved Promotional Materials and/or messages for Licensor’s records.
10.Product Packaging; Marketing & Promotion. Licensee shall be permitted to feature both the MLB silhouetted batter logo and an official MLB Designation on Licensee packaging and in retail advertising, marketing and promotion for only preapproved Licensee products (collectively, “MLB Branded Licensee Products”) which such preapproved products shall be expressly communicated to Licensee (with Licensor meaningfully consulting with Licensee on such products). Licensee shall be responsible for including all necessary disclosures as required by applicable law on such MLB Branded Licensee Products and within any and all associated marketing in connection therewith. For purposes of clarity, upon Licensee’s receipt of NSF Certified for Sport Certification for its tincture product, such certified tincture product shall be approved as an MLB Branded Licensee Product. Licensor may approve or disapprove such Licensee products in its sole discretion for any reason; provided, however, that the parties will work together to enable Licensee to create at least one (1) MLB Branded Licensee Product no later than [* * *] after the Effective Date. Any approved MLB Branded Licensee Product must include both the MLB silhouetted batter logo and an official MLB Designation on the approved packaging.
Upon expiration of this Agreement or termination of this Agreement pursuant to Section IX(B), Licensee shall be permitted to continue making available/selling existing inventory of MLB Branded Licensee Products (but under no circumstances shall Licensee be permitted to produce any additional MLB Branded Licensee Product or advertise/market the existence of any such MLB Branded Licensee Product) for a period of one hundred (100) days after such expiration or termination date (the “Selloff Period”). All MLB Branded Licensee Products sold during the Selloff Period shall be subject to the Revenue Share set forth in Section F.2 and the MLB Revenue Share (along with the required supporting documentation) shall be remitted to Licensor no later than thirty (30) days after the conclusion of such Selloff Period. For purposes of clarity, there shall be no selloff period and Licensee must immediately cease making available any MLB Branded Licensee Product (and dispose of or destroy of any existing
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

inventory and provide evidence of such disposal or destruction to Licensor) in the event this Agreement is terminated pursuant to Section IX(A). This section shall survive the expiration or termination of this Agreement.

11.Press Release. Licensee and Licensor will collaborate on one (1) mutually agreed joint press release to announce the partnership. The parties will work together to amplify press exposure across national media outlets & industry trade journals.
12.Educational Content. Beginning in 2023, Licensor will work with Licensee in order for Licensee to produce educational content which may include case studies and MLB personnel testimonials, documenting the use of Licensee’s product throughout the License Period which educational content shall be at Licensee’s sole cost and expense (and not deducted from any payment made by Licensee to Licensor hereunder). In addition, the Parties will collaborate to create informative materials to help highlight the partnership between Licensor and Licensee and educate the public on the benefits of CDB. Without limiting the foregoing, the foregoing educational content shall include a minimum of [* * *]. Licensor shall provide Licensee with reasonable access to MLB front office personnel and support for such educational content. Licensee shall be responsible for obtaining all Clearances and approvals with respect to the case studies and testimonials and shall be responsible for all hard costs associated therewith, including, but not limited to, production, editing, location agreements and talent procurement. Licensee may integrate these materials, subject to all Clearance obligations, on its owned and operated channels. Such materials may also be included on certain Licensor owned and operated channels as set forth in a Media Plan.
13.MLB Partners. Licensor shall provide Licensee with introductions and reasonable access to MLB business partners, Clubs, other licensees and associate networking groups to foster business development efforts and to assist Licensee in driving new business. The foregoing may include, but is not limited to, (i) inclusion in Licensor’s internal communication to the Clubs and (ii) participation in educational sessions (i.e., opportunities and access to introduce the MLB Branded Licensee Products to appropriate Club health & wellness officials/representatives).
14.MLB References. After Licensor’s successful use of Licensee’s products, Licensor shall use its reasonable efforts to make certain personnel available to serve as a business reference for Licensee in mutually agreed upon manners.
15.Custom Season Brand Engagement Platform. Beginning in 2023, Licensor shall create a season-long brand engagement platform integrating Licensee branding and utilizing national and digital MLB controlled assets. The details of such season-long platform shall be set forth in a mutually agreed upon Media Plan and may include the following:
(a)[* * *]
(b)[* * *]
(c)[* * *]
(d)[* * *]
(e)[* * *]
16.Use of MLB’s Facilities. Licensor will provide Licensee with access to MLB’s New York headquarters [* * *], subject to prior approval of Licensor (it being understood that the specific date and conference room location of the meeting will be subject to availability and meeting size); provided, however, that any associated food and beverage costs (and any other costs) shall be the sole cost and expense of Licensee.
17.Jewel Event Product Integration. During all Major League Baseball Jewel Events, Postseason games and Licensor owned special events played within the United States (e.g., Field of Dreams), only those of Licensee’s products in the Business Category that have obtained NSF Certification or have been preapproved by Licensor will be integrated into the participating team’s clubhouses in a manner to be determined by Licensor.
18.All-Star Week Health & Wellness Event. Beginning in 2023, Licensee shall be afforded presenting partner status for [* * *] during the License Period. In connection with such presenting partnership, Licensee will receive marketing assets which may include (but are not limited to) [* * *]. In addition, Licensee shall have the ability to (i) bring a reasonable number of Licensee ambassadors to each event, (ii) capture
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

certain preapproved content at such event, and (iii) capture lead generation at or in connection with such event subject to Licensor approval (not to be unreasonably withheld, conditioned or delayed).
19.Community Program. Beginning in 2023, Licensee and Licensor will meet at least [* * *] a year to discuss and align on joint community initiatives to customize a meaningful program that may be amplified through community activation, Jewel Event exposure and MLB media assets.
20.MLB Network Assets. Each calendar year during the License Period, Licensee shall receive [* * *] on MLBN throughout the Regular Season the content of which shall be mutually agreed upon; provided, however, that during calendar year 2023, Licensee shall receive [* * *]. Any further short form spots may be purchased by Licensee using the Net Media Value Included in MLB Rights Fee (to the extent available). Beginning in 2023, Licensee’s brand shall also be integrated into MLBN studio shows which may include a live call to action, billboards, live talent custom reads, branded features, branded topic bars or commercial adjacency. The details of such integrations will be set forth in the mutually agreed upon Media Plan.
21.NSF Certification. Licensee shall use its good faith efforts to seek NSF certified for sport certification for all of the products listed in the Business Category section of this Agreement during the License Period.
AGREED TO AND ACCEPTED BY:

MLB ADVANCED MEDIA, L.P., by MLB ADVANCED MEDIA, INC, its General Partner: By /s/ Noah Garden Name Noah Garden Title Chief Revenue Officer	CHARLOTTE’S WEB, INC. By /s/ Jacques Tortoroli Name Jacques Tortoroli Title Chief Executive Officer

Certain exhibits and attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The Company will furnish supplementally copies of these attachments to the Securities and Exchange Commission or its staff upon request.
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

Exhibit A
STANDARD TERMS AND CONDITIONS

I.    Licensed Properties. The “Licensed Properties” shall mean the MLB Marks, MLB Designations, MLB Intellectual Property, and MLB Footage as follows and Licensee must include the then-current applicable title or presenting sponsor(s) for the medium to be utilized for each, as designated by Licensor, and for which Licensor shall provide Licensee advance written notice:
A.[* * *]
[* * *]
B.[* * *]
C.[* * *]
D.[* * *]
E.[* * *]
1.[* * *]
2.[* * *]
(a)[* * *]
(b)[* * *]
(c)[* * *]
3.[* * *]
4.[* * *]
5.[* * *]
6.[* * *]
7.[* * *]
8.[* * *]
9.[* * *]
10.[* * *]
11.[* * *]
12.[* * *]
I.Licensee’s License. In exchange for the rights granted, Licensee (i) shall make the payments and perform the other obligations set forth herein, (ii) shall, within a reasonable period following the Effective Date, commence in good faith to exploit the rights granted in this Agreement, (iii) hereby authorizes Licensor to depict Licensee’s corporate identification, Licensee Brands or Licensee Intellectual Property in promotional literature without compensation during the License Period, subject to Licensee’s prior approval, provided that such marks are used only in a manner to promote Licensee’s sponsorship hereunder and/or its association with MLB games or events, and (iv) shall promote its rights relating to MLB as provided herein and as may be additionally agreed to in writing by Licensor and Licensee.
III.Approvals.
A.[* * *]
B.[* * *]
C.[* * *]
D.[* * *]
IV.Premiums, Use of Tickets, and Consumer Sweepstakes.
A.[* * *]
B.[* * *]
C.[* * *]
D.[* * *]
E.[* * *]
F.[* * *]
G.[* * *]
H.[* * *]
1.[* * *]
2.[* * *]
3.[* * *]
4.[* * *]
5.[* * *]
6.[* * *]
7.[* * *]
8.[* * *].

V.Representations and Warranties.

A.Each party hereby represents and warrants to the other that: (a) it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder; (b) it has duly executed and delivered this Agreement; (c) this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof; and (d) its execution, delivery, and performance of this Agreement will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound.
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

B.In addition to any other representations and warranties set forth in Section V.A above, Licensor further represents and warrants that: (i) it has the right to grant the rights and benefits granted to Licensee hereunder, including those rights licensed hereunder (including with respect to the Licensed Properties), (ii) it will perform under this Agreement as set forth herein and in a proper, competent, timely and professional workman-like manner; and (iii) as of the Effective Date, no existing MLB rules, provisions in existing sponsorship agreements of any MLB Entity, or applicable law would prohibit, prevent, or impede Licensee from receiving the rights and benefits contemplated to be provided to Licensee hereunder.
C.NO MLB ENTITY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY LICENSOR IN SECTION V.A AND SECTION V.B ABOVE. THE MLB ENTITIES EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
D.LICENSEE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY LICENSEE IN SECTION V.A. LICENSEE EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
VI.Indemnification.
A.Licensee shall indemnify, defend and hold harmless Licensor and the MLB Entities and each of their respective former or current subsidiaries, affiliates, owners, shareholders, partners, members, directors, officers, employees, agents, representatives, successors and assigns (each, an “MLB Indemnitee” and collectively, the “MLB Indemnitees”) from all damages, fees, expenses, and costs (including reasonable attorneys’ fees and expenses) (“Claims”) resulting from any actual or alleged third party claim made, or action or suit instituted, arising out of or related to (i) any actual or alleged unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Licensee in connection with the Program (including in connection with the MLB Branded Licensee Products) including, without limitation, MLB Intellectual Property (not involving assertions to any claim of right or interest in or to the Licensed Properties or MLB Intellectual Property created or contributed by Licensor as authorized and used in the Program pursuant to this Agreement); (ii) any actual or alleged defects or deficiencies in any of Licensee’s products or services (including Licensee’s products in the Business Category) or the use thereof, or false advertising, fraud, or misrepresentation related thereto including with respect to Licensee’s receipt of NSF certified for sport certification (not involving a claim of right or interest in or to the Licensed Properties as authorized and used in the Program pursuant to this Agreement); (iii) false advertising, deceptive marketing, fraud, misrepresentation, and unfair competition (including failure to include any disclosures in product packaging and/or related marketing required by applicable law for products in the Business Category), by Licensee, its agents, representatives, employees or those under its supervision or control or with respect to any materials created or contributed by Licensee as authorized and used in the Program; (iv) any unauthorized use of the Licensed Properties or any of the MLB Proprietary Rights by Licensee, its agents, representatives, employees, or those under its supervision or control in connection with this Agreement and the rights granted to Licensee hereunder; (v) any breach by Licensee of this Agreement; (vi) any actual or alleged libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other similar right of, any third party by Licensee, its agents, representatives, employees, or those under its supervision or control in connection with this Agreement and the rights granted to Licensee; (vii) Licensee’s promotional, marketing, or advertising activities involving or related to the Program, including, but not limited to any Licensee product packaging or alleged or actual errors, omissions or misconduct in the design and execution of any Sweepstakes hereunder; (viii) any text or graphical links from the Licensee Site to the Portal or third party sites or the pages and sites connected to such links including, without limitation, claims relating to transactions on or through Licensee’s links or the pages and sites connected thereto; (ix) any actual or alleged claims relating to injuries or illness caused by, directly or indirectly, any of Licensee’s products or any contents placed in Licensee’s products (including products in the Business Category and MLB Branded Licensee Products); or (xii) any actual or alleged claims or allegations of physical or emotional injury, wrongful death, or loss of consortium relating to the use of any of Licensee’s products (including products in the Business Category and MLB Branded Licensee Products).
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

B.Licensor shall indemnify, defend and hold harmless Licensee and its former or current owners, shareholders, affiliates, partners, members, directors, officers, employees, agents, representatives, successors and assigns from all Claims resulting from any actual or alleged third party claim made, or action or suit instituted, arising out of or related to (i) challenges to Licensor’s authority as agent for the MLB Entities to license the Licensed Properties in connection with the Program; (ii) assertions to any claim of right or interest in or to, and/or any other claim of ownership or exclusive use related to, the Licensed Properties as authorized and used in the Program including Licensee’s use of third-party marks and logos as directed by Licensor, pursuant to this Agreement; (iii) grossly negligent acts or omissions of Licensor or Licensor’s officers, agents, representatives, or employees in the performance of their obligations pursuant to this Agreement; (iv) any actual or alleged libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of, any third party by Licensor, its agents, representatives, employees, or those under its supervision or control; (v) Licensor’s promotional, marketing, or advertising activities involving or related to the Program, including, but not limited to any alleged or actual errors, omissions or misconduct in the design and execution of any sweepstakes or contest hereunder; or (vi) any breach by Licensor of this Agreement.
C.The party seeking indemnification hereunder shall give prompt written notice, cooperation and assistance to the indemnifying party relative to any such Claim and the indemnifying party shall have the option to undertake and conduct the defense of such Claim (including, without limitation, selecting in its sole discretion, counsel therefore) and to engage in settlement thereof at its sole discretion. The indemnifying party, shall, upon request by the indemnified party, allow the indemnified party, at its own expense, to participate in the defense of any such Claim. The indemnified party shall have the right to approve any negotiated settlement and such approval shall not be unreasonably withheld or delayed. Any withholding of approval for any settlement requiring admission of guilt or liability on the part of the indemnified party shall be deemed reasonable. Notwithstanding the foregoing, to the extent that Licensee is defending and indemnifying Licensor in an action arising hereunder involving, as a litigated issue, the use of the Licensed Properties, Licensor shall have reasonable approval rights over all substantive court papers and approval rights over the selection of counsel by Licensee (such approval rights not to be unreasonably withheld, conditioned, or delayed). For the avoidance of doubt, the foregoing shall not limit an indemnified party’s right to indemnification under this Agreement.
D.Licensee shall reasonably assist Licensor, to the extent necessary and at Licensor’s sole cost and expense, in the protection of any of the MLB Rightsholders’ rights in the Licensed Properties, and Licensor, in order to protect and enforce the Licensed Properties and the goodwill associated therewith, may commence or prosecute any claims or suits in its own name (it being understood that nothing herein shall be deemed a waiver of Licensor’s rights under applicable laws and governing rules of civil procedure regarding impleading or interpleading parties in a litigation). Licensee shall notify Licensor in writing of any infringements of rights in the Licensed Properties by others of which Licensee is or becomes aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor. Licensee is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with the Licensed Properties from any formal or informal action brought by Licensor pursuant to this section.
E.The indemnities provided hereunder shall survive the termination or expiration of the License Period.
VII.Insurance.
A.Without limiting any other obligation or liability of either Party under this Agreement, Licensee agrees that as of the Effective Date (except as otherwise set forth below), through the entire License Period and for not less than three (3) years thereafter, it shall procure and maintain insurance coverages with terms and conditions and limits that are specified below (or the equivalent limits in Canadian Dollars (CAD)). In the event that any required insurance is written on a claims-made basis and the policy(ies) are not renewed with the same insurance carrier, then an extension of coverage shall be obtained starting with the expiration date of the original policy date through a period of three (3) years following the termination or expiration of this Agreement to cover claims that occurred during the original policy(ies) period.
(i)Workers’ Compensation in compliance with state statutory laws, covering employees, volunteers, temporary workers and leased workers, including Employers’ Liability with minimum limits of: $1,000,000 Each Accident; $1,000,000 Disease, Each Employee; and $1,000,000 Disease, Policy Limit.
(ii)An Insurance Services Office occurrence based Commercial General Liability Insurance Policy, providing coverage for bodily injury and property damage and personal and advertising injury including
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

contractual liability and products/completed operations liability coverage with minimum limits of: $1,000,000 Each Occurrence; $2,000,000 General Aggregate; and $2,000,000 Products/Completed Operations Aggregate.
(iii)Umbrella Liability Insurance, in excess of subsections (a), (b) and (c) above, with minimum limits of: $10,000,000 Each Occurrence; and $10,000,000 General Aggregate.
(iv)Cyber Liability or equivalent Professional Liability Insurance, including Network Security Liability, Multimedia, Advertising Liability, Information Asset Coverage, Data Breach, Privacy Liability and Network Business Interruption Insurance, with a minimum limit of $10,000,000 Each Claim
B.All insurance policies must be issued by an admitted insurance carrier with an A.M. Best rating of A-8 or better. The MLB Entities must be named as Additional Insureds under the policies listed in sub-sections (ii) (using ISO Form CG2010 or its equivalent) and (iii)-(v) above. Additional insured coverage shall be extended to include products-completed operations coverage. Further, coverage for the MLB Entities shall apply on a primary and non-contributory basis irrespective of any other insurance, whether collectible or not. All liability insurance policies must provide Cross Liability coverage (separation of insureds or severability of interest provisions) and may not contain an Insured versus Insured exclusion. The Commercial General Liability policy shall not include any exclusions or limitations for: (1) third-party-over actions; or (2) communicable disease, including but not limited to COVID-19, coronavirus or other related or similar illnesses or conditions. No policy shall contain a self-insured retention. No policy shall contain a deductible in excess of $25,000 and all deductibles shall be the sole responsibility of Licensee and shall not apply to any of the MLB Entities. All Licensee policies shall be endorsed to provide a waiver of subrogation in favor of the Additional Insureds. All policies shall be endorsed to provide that in the event of non-renewal or material modification, Licensor shall receive thirty (30) days written notice thereof.  Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all insurance provisions noted above no later than the Effective Date and annually prior to the expiration of each required insurance policy. Licensee shall provide Licensor with copies of its insurance policies and/or endorsements upon request. The insurance requirements set forth will in no way modify, reduce, or limit the indemnification herein made by Licensee. Receipt by Licensee of a certificate of insurance, endorsement or policy of insurance which is more restrictive than the contracted for insurance shall not be construed as a waiver or modification of the insurance requirements above or an implied agreement to modify same, nor is any verbal agreement to modify same permissible or binding.
VIII.Privacy and Data Protection Laws. Each party will comply with all applicable privacy and data protection laws and regulations established for the collection, storage, use and dissemination of personally identifiable information and will comply with the terms of its own privacy statement.

IX.Termination.
A.Licensor shall have the right to terminate this Agreement on written notice upon the occurrence of any one or more of the following events if: (i) Licensee fails to make any payment due hereunder, and if such non-payment continues for ten (10) days after written notice of such default is sent to Licensee (in which event all payments due to Licensor under this Agreement shall then become due regardless of payment dates provided herein); (ii) Licensee admits in writing it is unable to pay its debts when due; or makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (iii) Licensee files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction that is not dismissed within sixty (60) days; (iv) Licensee appoints or suffers appointment of a receiver or trustee to administer all or substantially all of its business or property; (v) Licensee is adjudicated a bankrupt or an insolvent; (vi) Licensee forms or suffers formation of any committee of its creditors for the purpose of monitoring Licensee’s financial affairs of or enforcing such creditors’ rights; (vii) Licensee undergoes a change in majority or controlling ownership, including a merger, that is not pre-approved in writing by Licensor; (viii) Licensee materially changes the conduct of its business as the same is now conducted (e.g., sells and markets THC Products); provided, that (a) Licensor shall not exercise its rights under this subsection (viii) in bad faith and (b) prior to exercising its rights under this subsection (viii) Licensor shall have good faith conversations with Licensee in an effort to avoid termination to the extent practicable; (ix) Licensee produces and distributes products that are found to be harmful or defective (in any material respect), as determined by a national medical institution, federal governmental agency or court of competent jurisdiction; (x) Licensee materially breaches this Agreement in a manner which is incapable of cure (as determined by Licensor acting reasonably); (xi) Licensee materially breaches any other term or condition of this Agreement (including, fails to maintain the insurance required herein) and fails to cure such breach within thirty (30) days after notice of such breach is received by Licensee; provided, that, if Licensee has taken commercially reasonable steps to cure such breach within such thirty (30) day period, but the failure is of a type or character that is not reasonably susceptible of cure within such thirty (30) day period and would otherwise be capable of cure by Licensee using commercially
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

reasonable efforts, then Licensor, in its sole discretion, may elect to extend such period by an additional thirty (30) days, or (xii) Licensee’s NSF certification for any of Licensee’s products that are promoted using the rights granted to Licensee under this Agreement is suspended, cancelled or revoked.
B.Licensee, in its discretion, may terminate this Agreement on written notice to Licensor if Licensor breaches this Agreement and fails to commence to cure such material breach within thirty (30) days after notice of such breach is received by Licensor; provided however, sole and exclusive remedy for licensor’s failure to make available any advertising or promotional opportunities provided for hereunder shall be a mutually agreed make good as set forth herein.
C.In the event Licensee terminates this Agreement in accordance with Section IX.B, then Licensor shall promptly refund any portion of the MLB Rights Fee already paid to the Licensor and allocable to the period after the date of such termination (prorated by calendar day), and in all cases within thirty (30) days after the effective date of such termination.
X.Limitation on Liability. EXCEPT AS OTHERWISE SET FORTH IN SECTION X.C BELOW:
A.IN NO EVENT WILL EITHER PARTY’S (AND IN THE CASE OF LICENSOR, LICENSOR AND THE MLB ENTITIES AND, IN THE CASE OF LICENSEE, LICENSEE AND ITS AFFILIATES) CUMULATIVE LIABILITY PURSUANT TO THIS AGREEMENT TO THE OTHER PARTY EXCEED THE AMOUNTS PAID TO LICENSOR FOR THE YEAR OF THE LICENSE PERIOD AT THE TIME THE EVENTS GIVING RISE TO A CLAIM HEREUNDER OCCURRED; AND
B.IN NO EVENT WILL EITHER PARTY (AND IN THE CASE OF LICENSOR, LICENSOR AND THE MLB ENTITIES AND, IN THE CASE OF LICENSEE, LICENSEE AND ITS AFFILIATES) BE LIABLE TO THE OTHER PARTY for INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION interruption of business or loss of business or business opportunities) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.
C.Notwithstanding any provision herein to the contrary, the limitations and exclusions set forth in this Section shall not apply to (i) either party’s indemnification obligations under Section VI; (ii) a breach of either party’s obligations regarding Confidential Information or data security obligations set forth herein; (iii) either party’s gross negligence or willful misconduct; or (iv) Licensee’s obligation to pay amounts due to Licensor hereunder
D.THE PARTIES AGREE THAT THE FOREGOING REPRESENTS A FAIR ALLOCATION OF RISK HEREUNDER.
XI.Sole and Exclusive Remedy.
In the event Licensor is unable to deliver any of the marketing or sponsorship rights and benefits set forth in this Agreement during the License Period, Licensee acknowledges and agrees that its sole and exclusive remedy shall be mutually agreed upon substitute rights and benefits to be provided by Licensor to Licensee (“Substitute Assets”); provided, however, in all cases any such Substitute Assets shall have a value not less than that of the applicable undelivered rights and benefits. If Licensor is unable to deliver any of the marketing or sponsorship rights and benefits set forth in this Agreement during the License Period, Licensor shall promptly notify Licensee in writing, and Licensor and Licensee shall consult regarding Substitute Assets therefor for a period of up to sixty (60) days. If, following such consultation, the parties are unable to agree upon Substitute Assets, the provisions of Section XXI.A (Dispute Resolution) will apply with respect to such determination.
XII.Acknowledgment of Rights and Goodwill.
A.Proprietary Rights.
(i)[* * *]
(ii)[* * *]
(iii)[* * *]
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

B.Promotional Intellectual Property. [* * *]
1.Licensee Intellectual Property. [* * *]
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2.MLB Intellectual Property. [* * *]
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7.Licensee’s Reservation of Rights. [* * *]
XIII.Clearances.
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XIV.MLB Players.
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B.[* * *]
C.[* * *]
XV.Film or Videotape Footage and Photographs.
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B.[* * *]
XVI.Disposal of Stock.
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XVII.Major League Baseball Event Activities.
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[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

XVIII.Insertion Order Terms. The following terms shall expressly modify the terms and conditions applicable any Insertion Order executed by the parties in furtherance of the Media Plan:
A.[* * *]
XIX.Payment Terms.
A.All payments due hereunder by Licensee to Licensor will be made in U.S. dollars and within thirty (30) days or receipt of written invoice from Licensor via ACH or wire transfer of immediately available funds to the following account (or any other account designated in writing by MLBAM to Licensee):
[* * *]

B.Any payments of any compensation due to Licensor pursuant to this Agreement received more than ten (10) business days after the due date therefor shall require Licensee to pay to Licensor, in addition to the amounts due on such payments, interest on such amounts at 1% on a per month basis (or, if lower the maximum rate allowed by applicable law), for the period of the delinquency, without prejudice to any other rights of Licensor in connection with such delinquency.
XX.Force Majeure; Work Stoppage.

A.If a party is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to a Force Majeure Event (except to the extent of a Work Stoppage, which is governed by Section XX(B)), upon delivery of written notice to the other party, such non-performing party’s obligations shall be abated for the duration of the Force Majeure Event. Notwithstanding the foregoing, if a Force Majeure Event results in (i) Licensee being prohibited, prevented, or materially impeded from receiving a material right or benefit hereunder (or any right or benefit associated with such rights or benefits such as exclusivity or category protection) contemplated to be provided to Licensee under this Agreement, or (ii) the value of any of the rights and benefits contemplated to be provided to Licensee being materially reduced, then Licensor and Licensee shall consult regarding the potential for substitute rights and benefits therefor for a period of up to thirty (30) days. For clarity, the foregoing shall apply to a Force Majeure Event that has ended, but for which there are continuing effects that materially reduce the value of any of the rights and benefits hereunder to be provided to Licensee. If, following such consultation, the parties are unable to agree on substitute rights and benefits, Licensor shall provide to Licensee an equitable adjustment of the MLB Rights Fee in the amount of the lost value that has not been compensated by agreed-upon substitute rights and benefits. If the parties are unable to agree on the determination of the equitable adjustment or the amount of the lost value, the provisions of Section XXI.A (Dispute Resolution) will apply with respect to such determination. Any equitable adjustment due pursuant to this Section XX.A shall be paid within forty-five (45) days of the determination of such equitable adjustment pursuant to this Section XX.A.
B.Notwithstanding anything contained in this Agreement to the contrary, in the event a regular Major League Baseball season during the License Period is shortened for thirty (30) game days or more as a result of a labor dispute between the Major League Baseball owners and the Major League Baseball Players Association (the year during which such dispute occurred, a “Work Stoppage Year”), then the MLB Rights Fee for such Work Stoppage Year shall be reduced (such reduction, the “Work Stoppage Reduction”) hereunder on a percentage basis, the numerator of which shall be the number of dates during the regular season and postseason of such Work Stoppage Year on which at least one Major League Baseball game was scheduled to be played (collectively, “Game Days”) and was not played because of the aforementioned labor dispute, and the denominator of which shall be the total number of Game Days in that year. The Work Stoppage Reduction shall be provided to Licensee in the form of a credit or offset against amounts payable to Licensor for the following Major League Baseball season during the License Period; provided, that if a Work Stoppage Year occurs in the final Major League Baseball season of the License Period, the Work Stoppage Reduction shall be provided to Licensee in the form of a refund, payable within forty-five (45) days following the date of the final game of the World Series that was scheduled to take place during such Work Stoppage Year.
XXI.Miscellaneous.
A.Dispute Resolution. The parties intend that all problems and disputes of any nature relating to this Agreement or arising from the transactions contemplated hereby shall be resolved through the procedures of this Section XXI(A), provided, however, that neither party shall be under any obligation to invoke the procedures of this Section XXI(A) with respect to disputes for which injunctive relief is sought. It is the intention of the parties that
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

they continue to perform their respective obligations during the pendency of any dispute subject to this Section XXI(A).
1.Discussions between the Parties.
(a)Contract Manager Level. The parties will initially attempt to resolve disputes arising in the ordinary course of the parties’ performance under this Agreement at the contract manager level. For Licensee this shall be the Chief Marketing Officer and for Licensor this shall be the Senior Vice President of Sponsorship.
(b)Escalation. If, after a reasonable period of time, not to exceed five (5) business days, the contract managers have not been able in good faith to resolve any dispute, each party will prepare a written statement outlining the dispute and attempted resolution and submit the statements to Licensee’s Chief Financial Officer and Licensor’s EVP of Revenue who will discuss the dispute and attempt in good faith to resolve it.
2.Arbitration. Any controversy or claim, other than those specifically excluded, between or among the parties not resolved through the procedures set forth in Section (XXI)(A)(1) above, shall at the request of a party be determined by arbitration (which request shall be at least ten (10) business days following the escalation set forth in Section (XXI)(A)(1)(b) above.  Any arbitration to be conducted in connection with this Agreement shall be administered by JAMS in accordance with the provisions of this Paragraph and the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then-current JAMS Rules are inconsistent with the provision of this Paragraph, in which case the terms hereof shall control.  The decision of the arbitrator shall be binding on the parties and judgment thereon may be entered in any court, whether federal or state, having jurisdiction over the parties.  The losing party shall have the right to ask the arbitrator to reconsider the decision and brief the issue at its expense.  Such arbitration shall be subject to the following additional provisions:
(a)Any arbitration pursuant to this Paragraph shall be conducted in New York, New York.
(b)The arbitration shall be conducted by one (1) arbitrator, which arbitrator shall be selected in accordance with the JAMS Rules, and which arbitrator shall have had at least fifteen years’ experience in general commercial transactions, sponsorship and promotional agreements and contract disputes.
(c)In connection with any arbitration proceeding: (i) no arbitrator shall have been employed or engaged by either party hereto and its consultants within the previous five (5) year period; (ii) the arbitrator shall be neutral and independent of the parties to this Agreement; (iii) no arbitrator shall be affiliated with any party’s auditors; and (iv) no arbitrator shall have a conflict of interest with (including, without limitation, any bias towards or against) either party hereto.
(d)The award of the arbitrator shall be accompanied by a written statement of the reasons upon which the award is based.  The arbitrator shall apply law governing this Agreement in rendering his/her decision. The arbitrators shall not have the power to modify this Agreement. The arbitrator will have no authority to award damages excluded by this Agreement, except as may be required by statute. The fees and costs of the arbitrator shall be borne equally by the parties.
(e)The parties will reasonably cooperate in the exchange of documents relevant to any dispute or claim.  Deposition or interrogatory discovery may be conducted only by agreement of the parties and/or if ordered by the arbitrator.  In considering a request for such deposition or interrogatory discovery, the arbitrator shall take into account that the parties are seeking to avoid protracted and costly discovery in connection with any arbitration proceeding hereunder.
B.Injunctive Relief. Either party also may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction located in New York County, New York State, any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal. Each of the parties consent to the jurisdiction and venue of any such court and waive any argument that any such court does not have jurisdiction over such party or such dispute or that venue in any such forum is not appropriate or convenient.
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

C.Choice of Law. The validity, construction, and enforceability of this Agreement and all matters or disputes arising under, in connection with or related to this Agreement shall be governed by the laws of the State of New York, without regard to its conflict of law principles, applicable to contracts entered into and performed entirely within that State.
D.Responsibility for other MLB Entity Acts and/or Omissions. If any MLB Entity other than Licensor takes any action (or fails to act) in a manner that would constitute a breach of this Agreement, such act or omission shall be deemed a breach of this Agreement by Licensor.
E.Selection Process. Licensee acknowledges that its selection as a Licensee by Licensor is based upon, among other things, the high regard in which the Licensee Brand and Licensee are held by the general public and by Licensor, but it is not based upon the results of any quality comparison between the Licensee Brands and other competitive products or services. Licensee agrees that it shall not represent otherwise to any third party or to the general public.
F.Credit. Licensee must include the following credit line in an appropriate place in/on any use of the MLB Marks: “Major League Baseball trademarks and copyrights are used with permission of Major League Baseball. Visit MLB.com.”
G.Non-Disparagement. Each party agrees that neither it nor any of its officers, and directors, will directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise make any public statement to the media that is intended be construed to be derogatory or critical of, or negative toward, the other party hereto or any of its directors, or officers. The parties acknowledge and agree that employees of any MLB Entity whose role is journalistic in nature shall not be prohibited from any news reporting activities by virtue of this Paragraph.
H.Compliance with Laws. Each party shall comply with all applicable laws with respect to its obligations pursuant to this Agreement and performance hereunder.
I.Spyware and Adware. The parties shall not use any Spyware or Adware in connection with this Agreement. The parties will not distribute any commercial message, or authorize any third party to distribute any commercial message, by means of Spyware or Adware in connection with the Portal or the Licensee Website. “Spyware” or “Adware” is any software (including but not limited to software generally known as “cookies”) which has been downloaded to and/or installed on an Internet user’s computer, web browser, application or other device, either without the user’s consent or not in compliance with the applicable website privacy policy(ies) on which such software is installed, and facilitates the distribution of any commercial message to the user.
J.Severability. The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
K.No Joint Venture or Partnership. This Agreement shall not create a joint venture, partnership, principal-agent, employer-employee or similar relationship between Licensor and Licensee. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.
L.Waiver. This Agreement, or any term hereof, may be modified, amended or waived only by a written instrument duly executed by both parties, and a failure by either party to enforce any term of this Agreement will not constitute a waiver by that party of such term or any other term of this Agreement. No written waiver shall excuse the performance of any act other than those specifically referred to therein.
M.Notices. All notices under this Agreement shall be in writing and deemed properly made upon receipt at the following addresses:

Notices to Licensor: General Counsel MLB Advanced Media, L.P. 1271 Avenue of the Americas New York, New York 10020	Notices to Licensee: Legal Department Charlotte’s Web, Inc. 700 Tech Court Louisville, CO 80020
[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

N.Assignment. This Agreement is personal to each party and may not be sold, assigned, sublicensed, pledged, encumbered or otherwise transferred by a party without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Licensor may assign this Agreement to any MLB Entity capable of fulfilling all rights and obligations hereunder. This Agreement shall be binding on any permitted assignee or any successor in interest of either of the parties hereto.
O.Subcontractors. Licensee may sublicense or subcontract to a third-party in connection with the design and/or development of creative materials and/or packaging created in connection with this Agreement; provided, however, Licensee shall cause such third-party to comply with the applicable terms of this Agreement and Licensee shall remain liable for any acts or omissions of such third-party. In the event that Licensee uses any subcontractor, Licensee shall enter into a written agreement with such subcontractor with terms at least as protective of Licensor’s rights and interests as this Agreement. Upon request, Licensee will provide information to Licensor regarding such subcontractors that Licensee uses in accordance with the foregoing.
P.Entire Agreement; Amendments. This Agreement, when fully executed (including all Exhibits attached to this Agreement), constitutes the entire agreement of the parties with respect to the subject matter hereof and the provisions hereof supersede any and all prior and contemporaneous agreements, representations or understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be amended only by a document signed by both parties hereto.
Q.Confidentiality. The parties agree that the terms of this Agreement, any proposal, financial information or proprietary information provided by or on behalf of one party to the other, and all non-public information or materials disclosed by one party to the other shall be kept strictly confidential and shall not be disclosed unless required by law or requested by governmental regulatory authority, provided that each party may disclose such terms to its affiliates, provided that such entities shall maintain the confidentiality of such materials or information, and each of the parties may disclose such terms to their respective accountants and legal, financial and marketing advisors, provided that such entities, accountants and advisers agree to treat such information as confidential. Each party shall be liable for breaches of the confidentiality provisions of this Agreement by their respective accountants and legal, financial and marketing advisors.
R.Press Releases. Subject to Section G.11 above, each party may release press announcements regarding any details contained in this Agreement once both Licensor and Licensee have agreed to its content in accordance with the approval requirements set forth in this Agreement.
S.Time of the Essence. Time is of the essence of all parts of this Agreement.
T.Survival of Provisions. Sections F.2, G.10 and Sections VI (Indemnification), VII (Insurance), IX (Termination), X (Limitation on Liability), XII (Acknowledgment of Rights and Goodwill), XVI (Disposal of Stock) and XXI (Miscellaneous) of Exhibit A shall survive any termination or expiration of this Agreement.
U.Agreement Negotiated by Parties; Counterparts. Licensee acknowledges and agrees that it has reviewed this Agreement with its counsel and understands and agrees to every provision contained herein. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of and deemed the original Agreement for all purposes.
V.Partner Managers; Regular Meetings. Each of Licensor and Licensee shall designate one or more employee(s) (“Partner Managers”) that will be responsible for coordinating and working directly with the other party to effect the parties’ mutual intentions, to provide ongoing support to the other party in connection herewith, to effect the terms and conditions of this Agreement, and to discuss and explore on a non-binding basis additional mutually beneficial partnership and other opportunities for the parties. In furtherance of the foregoing, the Partner Managers shall endeavor to meet (in person or virtually) periodically during the License Period on a schedule to be mutually determined by the Partner Managers (provided such meetings shall take place at least quarterly). The parties acknowledge and agree that specific Partner Managers may change over time due to reassignment, attrition, or otherwise.

[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.

[***] Indicates material that has been excluded from this Exhibit 10.31 because it is not material.